Exhibit 99.1

Tesla Welcomes Hiromichi Mizuno as New Independent Director to its Board

We are pleased to welcome Hiromichi (Hiro) Mizuno to Tesla’s Board of Directors and Audit Committee, effective April 23, 2020.

Hiro’s entire career has been in finance and investment, spanning Tokyo, New York, London, Hong Kong and Silicon Valley. Most recently, Hiro served as Executive Managing Director and Chief Investment Officer of Japan’s Government Pension Investment Fund, which is the largest pension fund in the world with approximately $1.5 trillion in assets under management. During his time there, Hiro emphasized the importance of environmental considerations in portfolio management and became a global thought leader in sustainable and responsible investment. He also challenged many established market practices, including short-selling, to promote long-term value creation by corporations.

In addition to his understanding of financial markets and economics, Hiro brings to the Tesla Board an expertise in international policy, as he is member of numerous business and government advisory boards, including the board of the PRI, an investor initiative to promote responsible investment in partnership with the United Nations, the World Economic Forum’s Global Future Council, and the Japanese government’s strategic fund integrated advisory board.

We are excited that Hiro has joined our mission to accelerate the world’s transition to sustainable energy.